EXHIBIT 10.5

PROMISSORY NOTE

$75,000,000.00	May 5, 2005

FOR VALUE RECEIVED, LASALLE BANK NATIONAL ASSOCIATION, successor trustee to AMERICAN NATIONAL BANK AND TRUST COMPANY OF CHICAGO, a national banking association, not personally but solely as trustee under trust agreement dated July 26, 1977 and known as Trust No. 40935 and LASALLE BANK NATIONAL ASSOCIATION, successor trustee to AMERICAN NATIONAL BANK AND TRUST COMPANY OF CHICAGO, a national banking association, as successor trustee to First Bank, N.A., as successor trustee to National Boulevard Bank of Chicago, not personally but solely as trustee under trust agreement dated September 27, 1976 and known as Trust No. 5602 (collectively, “Fee Holder”) and CONTINENTAL TOWERS ASSOCIATES–I, L.P., an Illinois limited partnership (“Beneficial Interest Holder” Fee Holder and Beneficial Interest Holder are each a “Maker” and collectively together with their respective permitted successors and assigns, “Maker”), hereby promises to pay to the order of SUNAMERICA LIFE INSURANCE COMPANY, an Arizona corporation, at its principal place of business at 1999 Avenue of the Stars, 38th Floor, Los Angeles, CA 90067 (together with its successors and assigns “Payee”) or at such place as the holder hereof may from time to time designate in writing, the principal sum of SEVENTY-FIVE MILLION AND NO/100THS DOLLARS ($75,000,000.00) (the “Principal”), in lawful money of the United States of America, with interest on the unpaid principal balance from time to time outstanding at the Interest Rate, in installments as follows:

A.         A payment of $272,250.00 on the date hereof, representing interest from the date of funding through May 31, 2005;

B.         On July 1, 2005 (which shall be the first Payment Date hereunder) and each Payment Date thereafter through and including the Maturity Date, Maker shall pay interest, calculated at the Interest Rate, on the unpaid principal balance of this Note which has accrued through the last day of the Interest Period immediately preceding such Payment Date.

C.         The balance of the principal sum of this Note together with all accrued and unpaid interest thereon shall be due and payable on the Maturity Date. If the Loan is repaid on any date other than on a Payment Date (whether prior to or after the Stated Maturity Date), Maker shall also pay any LIBOR breakage fees incurred by Holder in connection therewith.

1.          Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings given in that certain Loan Agreement (the “Loan Agreement”) dated the date hereof between Maker and Lender. The following terms have the meanings set forth below:

Business Day: any day other than a Saturday, Sunday or any day on which commercial banks in New York, New York are authorized or required to close.

Default Rate: a rate per annum equal to the greater of (i) 14% per annum, or (ii) 5% above the prime rate published in the Wall Street Journal, compounded monthly,

provided such rate is permitted under applicable law, otherwise the maximum rate permitted under applicable law.

Interest Period: (i) the period from the date hereof through the last day of the current calendar month and (ii) each period thereafter from the first day of each calendar month through the last day of each such calendar month; except that the Interest Period, if any, that would otherwise commence before and end after the Maturity Date shall end on the Maturity Date. Notwithstanding the foregoing, if Lender exercises its right to change the Payment Date to a New Payment Date in accordance with Section 2.2.5, then from and after such election, each Interest Period shall be the period from the New Payment Date in each calendar month through the day in the next succeeding calendar month immediately preceding the New Payment Date in such calendar month.

Interest Rate: for any Interest Period, the Spread plus LIBOR for such Interest Period (or, when applicable pursuant to this Note or any other Loan Document, the Default Rate).

LIBOR: with respect to any Interest Period, a floating interest rate per annum (rounded upwards to the next 1/16 of 1%) equal to the rate for U.S. dollar deposits with 30-day maturities which appears on Telerate Page 3750 as of 11:00 am, London time on the related Determination Date; provided, however, that if such rate does not appear on Telerate Page 3750, “LIBOR” shall mean a rate per annum equal to the rate at which U.S. dollar deposits in an amount approximately equal to the Loan, and with 30-day maturities, are offered in immediately available funds in the London Interbank Market to the London office of National Westminster Bank, Plc by leading banks in the Eurodollar market at 11:00 a.m., London time. “Telerate Page 3750” means the display designated as “Page 3750” on the Associated Press-Dow Jones Telerate Service (or such other page as may replace Page 3750 on the Associated Press-Dow Jones Telerate Service or such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Banker’s Association interest settlement rates for U.S. Dollar deposits). Any LIBOR determined on the basis of the rate displayed on Telerate Page 3750 in accordance with the provisions hereof shall be subject to corrections, if any, made in such rate and displayed by the Associated Press-Dow Jones Telerate Service within one (1) hour of the time when such rate is first displayed by such Service. For purposes hereof, (i) “Determination Date” shall mean, with respect to any Interest Period, the date which is two Eurodollar Business Days prior to the commencement of such Interest Period; and (ii) “Eurodollar Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks in the City of London, England are closed for interbank or foreign exchange transactions. The initial LIBOR Rate shall be determined on or immediately prior to the Closing Date for the period of time from the date of the funding of the Loan to and including May 31, 2005, which shall constitute an Interest Period for the purposes hereof.

Maturity Date: the date on which the final payment of principal of this Note becomes due and payable as therein provided, whether at the Stated Maturity Date, by declaration of acceleration, or otherwise.

Payment Date: the 1st day of each calendar month or, upon Payee’s exercise if its right to change the Payment Date in accordance with Section 2.2.5 of the Loan Agreement,

the New Payment Date (in either case, if such day is not a Business Day, the Payment Date shall be the first Business Day thereafter).

Prepayment Premium: (i) with respect to any repayment or prepayment of Principal, whether voluntary or involuntary, (or acceleration of the Loan) after the date hereof through and including October 31, 2005, an amount equal to one percent (1%) of the amount of Principal being repaid or prepaid (or the amount of Principal so accelerated), (ii) with respect to any repayment or prepayment of Principal (or acceleration of the Loan) on or after November 1, 2005 through and including April 30, 2007, an amount equal to one-half of one percent (0.50%) of the amount of Principal being repaid or prepaid (or the amount of Principal so accelerated); and (iii) thereafter, if the Loan is repaid in full during the remaining twelve (12) months of the Term or the Floating Rate Extension Term, no prepayment premium shall be due in connection with such prepayment.

Spread: 1.75%.

Stated Maturity Date: May 1, 2008, as the same may be extended pursuant to Section 2.8 of the Loan Agreement and as such date may be changed in accordance with Section 2.2.5 of the Loan Agreement.

2.          Payments and Computations. Interest on the unpaid Principal shall be computed on the basis of the actual number of days elapsed over a 360-day year. All amounts due under this Note shall be payable without setoff, counterclaim or any other deduction whatsoever and are payable without relief from valuation and appraisement laws and with all costs and charges incurred in the collection or enforcement hereof, including, reasonable attorneys’ fees and court costs.

3.          Loan Documents. This Note is evidence of that certain loan made by Payee to Maker contemporaneously herewith and is executed pursuant to the terms and conditions of the Loan Agreement. This Note is secured by and entitled to the benefits of, among other things, the Mortgage and the other Loan Documents. Reference is made to the Loan Documents for a description of the nature and extent of the security afforded thereby, the rights of the holder hereof in respect of such security, the terms and conditions upon which this Note is secured and the rights and duties of the holder of this Note. No reference herein to and no provision of any other Loan Document shall alter or impair the obligation of Maker, which is absolute and unconditional (except for Section 10.1 of the Loan Agreement), to pay the principal of and interest on this Note at the time and place and at the rates and in the monies and funds described herein. All of the agreements, conditions, covenants, provisions and stipulations contained in the Loan Documents to be kept and performed by Maker are by this reference hereby made part of this Note to the same extent and with the same force and effect as if they were fully set forth in this Note, and Maker covenants and agrees to keep and perform the same, or cause the same to be kept and performed, in accordance with their terms.

4.          Loan Repayment; Prepayment. Provided no Event of Default has occurred and is continuing, Maker shall have the right to prepay all or any portion of the Principal at any time other than during the Lockout Period (if applicable), provided that Maker gives Payee at least 30 days prior written notice thereof and such prepayment is accompanied by the Prepayment Premium applicable thereto, if any, together with any LIBOR breakage fees incurred by Holder in connection herewith, if such payment is not made on a Payment Date. The principal balance of this Note is subject to mandatory prepayment, without premium or penalty, in certain instances of Insured Casualty or Condemnation, as more particularly set forth in Sections 2.3.2 and 7.4.2 of the Loan Agreement. Except during the continuance of an Event of Default, all proceeds of any repayment, including permitted prepayments, of Principal shall be applied in accordance with Section 2.3.1 of the Loan Agreement. If prior to the Stated Maturity Date the principal sum of this Note, together with all interest accrued and unpaid thereon and all other sums due under the Loan Documents (all such sums hereinafter collectively referred to as the “Debt”) is accelerated by reason of an Event of Default, then Payee shall be entitled to receive, in addition to the unpaid Principal and accrued interest and other sums due under the Loan Documents, an amount equal to the Prepayment Premium, which would otherwise be applicable to a voluntary prepayment of the Principal so accelerated on such date. During the continuance of an Event of Default, all proceeds of repayment, including any payment or recovery on the Property (whether through foreclosure, deed-in-lieu of foreclosure, or otherwise) shall, unless otherwise provided in the Loan Documents, be applied in such order and in such manner as Payee shall elect in Payee’s discretion. No prepayment premium shall be payable in connection with casualty insurance proceeds or condemnation awards paid to Lender and applied by Lender to prepayment of the Principal, or in connection with any prepayment made pursuant to Section 7.4.2 of the Loan Agreement.

5.          Default Rate. Beginning five (5) days after the occurrence and during the continuance of an Event of Default, the entire unpaid Debt shall bear interest at the Default Rate, and shall be payable upon demand from time to time, to the extent permitted by applicable law.

6.          Late Payment Charge. If any Principal, interest or other sum due under any Loan Document is not paid by Maker within five (5) days of the date on which it is due (including the final installment payment, if any, due and payable on the Maturity Date but not including the full Principal amount of the Loan due on the Maturity Date or upon the acceleration thereof), Maker shall pay to Payee upon demand an amount equal to the lesser of 4% of such unpaid sum or the maximum amount permitted by applicable law, in order to defray the expense incurred by Payee in handling and processing such delinquent payment and to compensate Payee for the loss of the use of such delinquent payment.

7.          Amendments. This Note may not be modified, amended, waived, extended, changed, discharged or terminated orally or by any act or failure to act on the part of Maker or Payee, but only by an agreement in writing signed by the party against whom enforcement of any modification, amendment, waiver, extension, change, discharge or termination is sought. Whenever used, the singular number shall include the plural, the plural the singular, and the words “Payee” and “Maker” shall include their respective successors, assigns, heirs, executors and administrators. If Maker consists of more than one person or party, the obligations and liabilities of each such person or party shall be joint and several.

8.          Waiver. Maker and all others who may become liable for the payment of all or any part of the Debt do hereby severally waive presentment and demand for payment, notice of dishonor, protest, notice of protest, notice of nonpayment, notice of intent to accelerate the maturity hereof and of acceleration. No release of any security for the Debt or any person liable for payment of the Debt, no extension of time for payment of this Note or any installment hereof, and no alteration, amendment or waiver of any provision of the Loan Documents made by agreement between Payee and any other person or party shall release, modify, amend, waive, extend, change, discharge, terminate or affect the liability of Maker, and any other person or party who may become liable under the Loan Documents, for the payment of all or any part of the Debt.

9.          Exculpation. It is expressly agreed that recourse against Maker for failure to perform and observe its obligations contained in this Note shall be limited as and to the extent provided in Section 10 of the Loan Agreement.

10.        Notices. All notices or other communications required or permitted to be given pursuant hereto shall be given in the manner specified in the Loan Agreement directed to the parties at their respective addresses as provided therein.

11.        Joint and Several. Each Person constituting Maker hereunder shall have joint and several liability for the obligations of Maker hereunder.

12.        Governing Law. THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS) AND THE APPLICABLE LAWS OF THE UNITED STATES OF AMERICA. TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT, AND THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO § 5-1401 AND § 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

13.        Land Trust Exculpatory Provision. This Note is executed by LaSalle Bank National Association, not in its individual capacity, but solely as trustee as aforesaid in the exercise of the power and authority conferred upon and vested in it as such trustee. It is expressly understood and agreed that nothing contained herein or in the Loan Documents shall be construed as creating any liability on LaSalle Bank National Association, in its individual capacity to pay the Note or any interest that may accrue thereon, or any indebtedness accruing hereunder, or to perform any covenant either express or implied herein contained.

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IN WITNESS WHEREOF, Maker has executed this Promissory Note as of the day and year first above written.

MAKER:
BORROWER;

LASALLE BANK NATIONAL ASSOCIATION, successor to American National Bank and Trust Company of Chicago, a national banking association, not personally but solely as trustee under trust agreement dated July 26, 1977 and known as Trust No. 40935

By: /s/ Harriet Denisewicz Name: Harriet Denisewicz Title: Trust Officer

LASALLE BANK NATIONAL ASSOCIATION, successor to American National Bank and Trust Company of Chicago, a national banking association, as successor trustee to First Bank, N.A., as successor trustee to National Boulevard Bank of Chicago, not personally but solely as trustee under trust agreement dated September 27, 1976 and known as Trust No. 5602

By: /s/ Harriet Denisewicz Name: Harriet Denisewicz Title: Trust Officer
CONTINENTAL TOWERS ASSOCIATES-I, L.P., an Illinois limited partnership By: CTA PARTNER, L.L.C., its sole general partner
By: /s/ Richard S. Curto Name: Richard S. Curto Title: Administrative Member